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                                                                 [WILLIAMS LOGO]

NEWS RELEASE



NYSE: WMB                                           Leading Energy SOLUTIONS(SM)

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DATE:     Mar. 20, 2003

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
CONTACT:  Brad Church                  Travis Campbell                 Richard George
          Williams (media relations)   Williams (investor relations)   Williams (investor relations)
          (918) 573-3332               (918) 573-2944                  (918) 573-3679
          brad.church@williams.com     TRAVIS.CAMPBELL@WILLIAMS.COM    RICHARD.GEORGE@WILLIAMS.COM
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WILLIAMS SELLS RISK-MANAGEMENT CONTRACT FOR $188 MILLION

Sale Captures Value, Reduces Potential Credit Impact

         TULSA, Okla. - Williams (NYSE:WMB) announced today it has sold its full-requirements power agreement with Jackson Electric Membership Corporation in Jefferson, Ga., to Progress Energy for $188 million cash.

         The sale is expected to close by May 30, subject to typical closing conditions, including Hart-Scott-Rodino review and approvals by the Federal Energy Regulatory Commission and the Rural Utilities Service.

         Under the terms of the agreement, Williams will receive $175 million at closing and an additional $13 million as requirements related to the transitioning of operations are met by August 15.

         In addition to the cash received, the transaction eliminates a parental credit guarantee and releases a letter of credit associated with the full-requirements agreement. The sale will be reflected in Williams' second-quarter financial results.

         "Today's agreement reflects progress in our comprehensive strategy to manage liquidity and run our company," said Steve Malcolm, Williams' chairman, president and chief executive officer. "This transaction demonstrates what we've said all along - that our portfolio is valuable, risk-appropriate and saleable. We further reduced the role of our energy marketing and risk management business, which is consistent with our plans to substantially exit that business."

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           The 15-year contract to manage Jackson EMC's 1,100-megawatt power resources and load obligation began on Oct. 1, 2001. It is anticipated that Progress will assume responsibility for the agreement effective May 31.

         "With Jackson being one of the largest electric cooperatives in the U.S., it was important to us that the new power and risk management provider could step in and seamlessly ensure reliability for its 170,000-plus consumers," Malcolm stated. "Progress can do that."

         Williams has full-requirements contracts with four other EMCs in Georgia and will continue supplying and managing their needs of 1,050 megawatts as part of its energy marketing and risk management portfolio.

         Today's announcement is the second significant sale associated with Williams' energy marketing and risk management portfolio in the past 45 days. On Feb. 4, Williams announced the sale of its Worthington power facility and termination of its Hoosier full-requirements contract for a total of $67 million cash.

ABOUT WILLIAMS (NYSE: WMB)

Williams moves, manages and markets a variety of energy products, including natural gas, liquid hydrocarbons, petroleum and electricity. Based in Tulsa, Okla., Williams' operations span the energy value chain from wellhead to burner tip. Company information is available at www.williams.com.

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Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.